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                                                                   EXHIBIT 99.1





                            CERTIFICATE OF SECRETARY

                                       OF

                          SIZZLER INTERNATIONAL, INC.




          I, Michael B. Green, the duly elected and acting Secretary of Sizzler International, Inc., a Delaware corporation (the "Corporation"), hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation at a meeting held on October 16, 1997.



          WHEREAS, it is in the best interest of the Company to have a nonemployee director stock incentive plan designed to enable the Company and its subsidiaries to attract and retain highly competent persons as nonemployee directors of the Company by providing them with opportunities to acquire a proprietary interest in the Company by the grant to such persons of nonqualified stock options which may result in their ownership of Common Stock; and



          WHEREAS, the Company has a 1992 Stock Option Plan for Nonemployee Directors and a 1996 Stock Purchase Plan for Nonemployee Directors (the "Old Director Plans") under which the Company's nonemployee directors may receive options to purchase the Common Stock of the Company or purchase such stock in lieu of fees; and

          WHEREAS, the Board no longer considers the Old Director Plans as adequate to attract and retain the caliber of nonemployee director required by the Company; and

          WHEREAS, the Board has directed management to prepare a new nonemployee director stock incentive plan; and

          WHEREAS, management has prepared, and submitted to the Board for review, a 1997 Nonemployee Directors' Stock Incentive Plan attached to the Proxy Materials as an appendix (the "New Director Plan"); and

          WHEREAS, the Board has reviewed the New Director Plan together with the Proxy Materials; and

          NOW, THEREFORE, BE IT RESOLVED, that the New Director Plan in the form attached as Appendix A to the Proxy Materials be, and it hereby is, approved and adopted; and
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          RESOLVED FURTHER, that the New Director Plan be submitted to the stockholders of the Company for approval at the 1997 Annual Meeting;
          and

          RESOLVED FURTHER, that subject to approval of the New Director Plan by the stockholders of the Company, four hundred thousand (400,000) shares of Common Stock (subject to adjustment and in accordance with the New Director Plan) be, and they hereby are, reserved for issuance under the New Director Plan; and

          RESOLVED FURTHER, that the New Director Plan replace the Old Director Plans in their entirety, and that the Old Director Plans terminate effective upon the effectiveness of the New Director Plan; and

          RESOLVED FURTHER, that the final draft of the New Director Plan, containing such technical revisions as James A. Collins, Chief Executive Officer or Christopher R. Thomas, Executive Vice President may consider advisable upon advice of counsel, be attached to these minutes as an exhibit; and

          RESOLVED FURTHER, that the shares of Common Stock issuable under the New Director Plan be registered under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission; and

          RESOLVED FURTHER, that the Board authorizes the officers of the Company to execute, deliver, file, record, and acknowledge, on behalf of the Company, the New Director Plan and any and all other instruments, and to take all other action, necessary or appropriate, to effectuate the intent of these resolutions.


          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Corporation.


Dated:  August 20, 1999


                                              /s/ MICHAEL B. GREEN
                                              ----------------------------------
                                              Michael B. Green



[SEAL]